SEC FILE NO. 70-7926










                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549







                               CERTIFICATE PURSUANT TO

                                       RULE 24

                               OF PARTIAL COMPLETION OF

                                     TRANSACTIONS












                                      GPU, INC.
                         JERSEY CENTRAL POWER & LIGHT COMPANY
                             METROPOLITAN EDISON COMPANY
                            PENNSYLVANIA ELECTRIC COMPANY






                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549




                    In the Matter of                   :
                                                       :
          GPU, Inc.                                    :
          Jersey Central Power & Light Company         : Certificate
          Pursuant Metropolitan Edison Company         : To Rule 24 of
          Partial  Pennsylvania Electric Company       : Completion of
                                                       : Transactions
                                                       :
                    File No. 70-7926                   :
                                                       :
          (Public Utility Holding Company Act of 1935) :
                                                       :


          To the Members of the Securities and Exchange Commission:

                    The undersigned, GPU,  Inc. (formerly known  as General

          Public  Utilities Corporation)  ("GPU"), Jersey  Central  Power &

          Light Company  ("JCP&L"), Metropolitan Edison  Company ("Met-Ed")

          and  Pennsylvania  Electric  Company   ("Penelec"),  collectively

          referred to as the "GPU Companies", do hereby certify pursuant to

          Rule 24 of  the General  Rules and Regulations  under the  Public

          Utility  Holding  Company  Act  of  1935,  that  certain  of  the transactions proposed  in the  Declaration, as amended,  filed in

          SEC  File No. 70-7926, have  been carried out  in accordance with the terms and conditions  of, and for the purposes  requested in,

          said Declaration  and pursuant  to the Commission's  Order, dated

          March 18,  1992, and Supplemental Orders, dated October 26, 1994,

          and July 17, 1996, with respect to said Declaration, as follows:

                    1.   During the period October 1, 1996 through December

          31,  1996,   the  GPU   Companies  issued  no   promissory  notes

          representing  borrowings under  the Amended  and  Restated Credit






          Agreement, dated as of July 3, 1996, among the GPU Companies; the banks  named therein,  and  The Chase  Manhattan  Bank, N.A.,  as

          Administrative Agent,  Citibank Securities, Inc.,  as Syndication

          Agent, and Citicorp Securities,  Inc. and Chase Securities, Inc.,

          as Arrangers, and no  such borrowings were outstanding thereunder at such date.

                    2.  At  the close  of business on  September 30,  1996,

          JCP&L, Met-Ed  and Penelec  had outstanding  unsecured short-term promissory notes issued as commercial paper as follows:

                            Company                 Amount

                            JCP&L                $70,300,000
                            Met-Ed                22,200,000
                            Penelec               40,300,000


                    3.  During the period  October 1, 1996 through December

          31, 1996, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity  where  such  commercial  paper  matured  on  or  before

          December 31,  1996)  unsecured  short-term  promissory  notes  as commercial paper as follows:

          JCP&L

          Date of Issuance         Maturity Date             Amount

          10/02/96                    10/25/96            $ 6,000,000
          10/03/96                    10/07/96              5,900,000
          10/04/96                    10/10/96             12,700,000
          10/08/96                    10/16/96             16,600,000
          10/16/96                    10/22/96             15,000,000
          10/21/96                    10/22/96             13,000,000
          10/22/96                    10/29/96             25,000,000
          10/23/96                    10/28/96              8,000,000
          10/24/96                    11/07/96             18,000,000
          10/28/96                    11/18/96              3,000,000
          10/29/96                    11/19/96             10,000,000
          10/29/96                    11/12/96             10,900,000
          10/30/96                    11/15/96             12,500,000
          10/31/96                    11/21/96             12,200,000
          11/01/96                    11/25/96             11,700,000
          11/01/96                    11/20/96             12,000,000
          11/01/96                    11/14/96             12,000,000
          11/04/96                    11/05/96              4,000,000

          JCP&L continued-
          Date of Issuance         Maturity Date             Amount

          11/05/96                    11/06/96            $ 6,100,000
          11/06/96                    11/13/96              3,300,000
          11/07/96                    11/08/96             15,400,000
          11/08/96                    11/22/96             12,100,000
          11/19/96                    11/20/96              4,500,000
          11/22/96                    11/25/96             23,000,000
          11/25/96                    11/26/96             18,300,000
          12/05/96                    12/10/96              5,300,000



          Met-Ed

          Date of Issuance         Maturity Date             Amount

          10/02/96                    10/08/96             $ 7,600,000
          10/08/96                    10/18/96              13,500,000
          10/09/96                    10/10/96              12,100,000
          10/16/96                    10/17/96               8,200,000
          10/17/96                    10/25/96               7,400,000
          10/21/96                    10/22/96               9,800,000
          10/23/96                    10/28/96               7,900,000
          10/24/96                    10/30/96               4,300,000
          10/25/96                    10/28/96               8,000,000
          10/28/96                    10/29/96              17,100,000
          10/29/96                    11/04/96              15,600,000
          10/30/96                    10/31/96               4,000,000
          11/01/96                    11/08/96              14,900,000
          11/04/96                    11/05/96              10,900,000
          11/07/96                    11/13/96              17,200,000
          11/08/96                    11/12/96              13,400,000
          11/12/96                    11/18/96               7,000,000
          11/13/96                    11/14/96              16,900,000
          11/14/96                    11/15/96              15,300,000
          11/18/96                    11/19/96               2,000,000
          11/19/96                    11/20/96               8,900,000
          11/20/96                    11/21/96              11,600,000
          11/21/96                    11/22/96               8,500,000
          11/25/96                    11/26/96              12,900,000
          11/26/96                    12/04/96              11,000,000
          11/27/96                    12/11/96              10,700,000
          11/27/96                    12/09/96              10,000,000
          12/05/96                    12/06/96               6,300,000
          12/06/96                    12/09/96               9,300,000
          12/10/96                    12/23/96               6,000,000
          12/10/96                    12/17/96               6,900,000
          12/11/96                    12/18/96               8,600,000
          12/20/96                    12/27/96               7,100,000

          Penelec

          Date of Issuance         Maturity Date             Amount


          10/02/96                    10/21/96            $11,900,000
          10/04/96                    10/10/96             16,700,000
          10/08/96                    10/22/96             11,200,000
          10/09/96                    10/10/96              2,200,000
          10/10/96                    10/24/96              6,600,000
          10/16/96                    10/17/96              1,100,000
          10/18/96                    10/25/96              8,300,000
          10/21/96                    10/22/96              2,700,000
          10/23/96                    10/29/96             11,500,000
          10/24/96                    10/28/96              5,200,000
          10/25/96                    10/28/96              7,500,000
          10/28/96                    11/04/96             14,400,000
          10/29/96                    11/06/96             11,000,000
          10/30/96                    11/05/96              7,400,000
          11/01/96                    11/14/96             10,900,000
          11/04/96                    11/25/96             11,300,000
          11/06/96                    11/20/96             13,400,000
          11/07/96                    11/08/96              1,200,000
          11/07/96                    11/08/96             13,900,000
          11/08/96                    11/12/96             13,600,000
          11/12/96                    11/18/96              8,500,000
          11/14/96                    11/15/96              4,300,000
          11/18/96                    11/19/96              5,200,000
          11/19/96                    11/26/96              3,700,000
          11/20/96                    11/21/96             12,600,000
          11/21/96                    11/22/96             13,800,000
          11/25/96                    11/26/96             11,300,000
          11/26/96                    12/09/96             13,400,000
          11/27/96                    12/11/96             14,700,000
          12/05/96                    12/06/96              6,300,000
          12/06/96                    12/09/96              5,700,000
          12/10/96                    12/23/96              6,500,000
          12/10/96                    12/18/96              7,000,000
          12/11/96                    01/15/97              9,000,000

              To summarize  the above  transactions, at December  31, 1996,

          JCP&L, Met-Ed and  Penelec had  outstanding unsecured  short-term promissory notes issued as commercial paper as follows:


                    Company                         Amount

                    JCP&L                         $        0
                    Met-Ed                                 0
                    Penelec                        9,000,000

               4.   At the close of business on September 30, 1996, the GPU

          Companies  had outstanding unsecured  short-term promissory notes representing  bank  borrowings  under  informal  bank  lines,  as follows:


                    Company                         Amount

                    GPU                           $76,600,000
                    JCP&L                          32,000,000
                    Met-Ed                         29,885,000
                    Penelec                        30,400,000


               During the period October 1, 1996 through December 31, 1996,

          the GPU Companies issued unsecured promissory notes  representing bank borrowings under informal bank lines of credit as follows:

          GPU

          Issue
           Date    Bank                               Amount       Maturity

          10/04/96 Banco Popolare Di Milano        $ 4,600,000     01/03/97
          10/11/96 Merchants National Bank             400,000     10/31/96
          10/15/96 Merchants National Bank             200,000     10/23/96
          10/16/96 Bank of Pennsylvania             14,600,000     11/15/96
          10/17/96 Banco Popolare Di Milano          7,800,000     11/18/96
          10/21/96 PNC Bank                         11,900,000     12/23/96
          10/22/96 United Jersey Bank, N.A.         10,900,000     01/22/97
          10/23/96 United Jersey Bank, N.A.          3,500,000     01/23/97
          10/23/96 Banco Popolare Di Milano          4,500,000     01/23/97
          10/31/96 Banco Popolare Di Milano            700,000     11/05/96
          11/01/96 First Union National Bank           200,000     11/05/96
          11/05/96 Union Bank of Switzerland         8,600,000     11/27/96
          11/07/96 Chemical Bank New Jersey            100,000     11/15/96
          11/13/96 Chemical Bank New Jersey          6,900,000     01/17/97
          11/15/96 Chemical Bank New Jersey         10,000,000     01/14/97
          11/15/96 Canadian Imperial Bank            4,800,000     11/27/96
          11/18/96 Chemical Bank New Jersey          3,100,000     04/01/97
          11/18/96 Banco Popolare Di Milano          4,800,000     12/19/96
          11/20/96 First Union National Bank           100,000     11/27/96
          11/22/96 Merchants National Bank             100,000     12/13/96
          11/27/96 United Jersey Bank, N.A.          5,600,000     01/27/97
          11/27/96 Union Bank of Switzerland         6,500,000     01/29/97
          12/13/96 Canadian Imperial Bank            2,900,000     02/03/97
          12/19/96 Union Bank of Switzerland         4,800,000     02/18/97
          12/23/96 Union Bank of Switzerland         3,700,000     02/21/97
          12/23/96 Union Bank of Switzerland         8,300,000     02/21/97
          12/27/96 Merchants National Bank             100,000     01/17/97

          JCP&L

          Issue
           Date    Bank                               Amount       Maturity

          10/01/96 Chase Manhattan Bank            $ 8,400,000     10/15/96
          10/07/96 Bank of New York                  2,700,000     10/08/96
          10/10/96 Chemical Bank New Jersey         10,600,000     10/30/96
          10/11/96 Citibank, N.A.                    4,300,000     11/05/96
          10/15/96 Chase Manhattan Bank              1,000,000     10/25/96
          10/17/96 Union Bank of Switzerland         2,900,000     10/18/96
          10/18/96 Bank of New York                  6,200,000     10/21/96
          11/14/96 Chemical Bank New Jersey          3,100,000     11/18/96
          11/15/96 First Union National Bank        14,900,000     11/22/96
          11/20/96 Chase Manhattan Bank             24,000,000     11/26/96
          11/21/96 Fuji Bank                         6,600,000     11/26/96
          11/27/96 Chase Manhattan Bank              4,500,000     12/04/96
          11/29/96 First Union National Bank        11,400,000     12/02/96
          11/29/96 Bank of Pennsylvania                600,000     12/02/96
          12/02/96 Swiss Bank Corp.                  6,500,000     12/06/96
          12/02/96 Citibank, N.A.                    7,000,000     12/09/96
          12/02/96 Banco Popolare Di Milano          6,100,000     12/06/96
          12/06/96 Bank of New York                  8,400,000     12/09/96
          12/09/96 Bank of New York                 12,100,000     12/10/96
          12/10/96 First Union National Bank         8,300,000     12/11/96
          12/11/96 Bank of New York                  6,300,000     12/12/96
          12/12/96 Banco Popolare Di Milano          3,800,000     12/13/96
          12/13/96 Banco Popolare Di Milano          1,200,000     12/16/96
          12/16/96 Banco Popolare Di Milano          6,100,000     12/18/96
          12/16/96 PNC Bank                          7,300,000     12/17/96
          12/17/96 Fuji Bank                         4,200,000     12/18/96
          12/18/96 First Union National Bank         6,300,000     12/19/96
          12/19/96 Bank of New York                  2,300,000     12/20/96
          12/20/96 Bank of New York                  7,000,000     12/23/96
          12/30/96 PNC Bank                         14,400,000     01/06/97
          12/31/96 Bank of New York                 17,400,000     01/07/97

          Met-Ed

          Issue
           Date    Bank                               Amount       Maturity

          10/03/96 Bank of New York                $11,000,000     10/04/96
          10/04/96 Bank of New York                  9,300,000     10/07/96
          10/07/96 Bank of New York                  8,600,000     10/08/96
          10/10/96 Bank of New York                  9,400,000     10/11/96
          10/11/96 Citibank, N.A.                    5,000,000     10/24/96
          10/15/96 Chase Manhattan Bank              7,400,000     10/22/96
          10/18/96 Bank of New York                  9,800,000     10/21/96
          10/22/96 Bank of New York                  9,800,000     10/23/96
          10/31/96 Chase Manhattan Bank              8,200,000     11/06/96
          11/05/96 Bank of New York                  9,000,000     11/06/96
          11/06/96 First Union National Bank        16,100,000     11/07/96
          11/15/96 First Union National Bank        14,500,000     11/19/96

          Met-Ed continued-

          Issue
           Date    Bank                               Amount       Maturity

          11/19/96 First National Bank             $ 7,205,000     06/10/97
          11/21/96 Merchants National Bank             300,000     12/05/96
          11/22/96 Bank of New York                  8,500,000     11/25/96
          11/25/96 Citibank, N.A.                    7,000,000     12/02/96
          12/02/96 First Union National Bank         6,900,000     12/03/96
          12/03/96 Chase Manhattan Bank             10,000,000     01/14/97
          12/03/96 First Union National Bank         4,400,000     12/06/96
          12/04/96 Bank of New York                  8,700,000     12/05/96
          12/09/96 Bank of New York                 18,400,000     12/10/96
          12/17/96 First Union National Bank         5,000,000     12/20/96
          12/18/96 First Union National Bank         7,700,000     12/24/96
          12/19/96 Banco Popolare Di Milano          5,700,000     12/26/96
          12/20/96 Chase Manhattan Bank              7,000,000     12/31/96
          12/26/96 Chase Manhattan Bank              2,700,000     12/30/96
          12/27/96 Bank of New York                  7,800,000     12/31/96
          12/30/96 PNC Bank                          9,800,000     01/06/97
          12/31/96 Bank of New York                 14,600,000     01/07/97
          12/31/96 First Union National Bank         2,600,000     01/03/97

          Penelec

          Issue
           Date    Bank                               Amount       Maturity

          10/01/96 Chase Manhattan Bank            $ 2,300,000     10/15/96
          10/03/96 Bank of New York                  7,100,000     10/04/96
          10/07/96 Bank of New York                 13,400,000     10/08/96
          10/10/96 Chemical Bank New Jersey          9,400,000     10/28/96
          10/11/96 Citibank, N.A.                    5,100,000     10/30/96
          10/17/96 Bank of New York                  1,800,000     10/18/96
          10/17/96 Union Bank of Switzerland         1,600,000     10/18/96
          10/17/96 Banco Popolare Di Milano          5,800,000     10/18/96
          10/22/96 Bank of New York                 12,500,000     10/23/96
          10/31/96 Chase Manhattan Bank             13,400,000     11/07/96
          11/05/96 Bank of New York                  4,600,000     11/06/96
          11/15/96 Canadian Imperial Bank            2,900,000     11/21/96
          11/22/96 Bank of New York                 17,600,000     11/25/96
          11/25/96 Banco Popolare Di Milano          6,100,000     12/02/96
          11/25/96 Citibank, N.A.                    8,000,000     12/05/96
          11/29/96 First Union National Bank         5,500,000     12/04/96
          12/02/96 Hamilton Bank                    10,000,000     12/16/96
          12/02/96 First Union National Bank        10,000,000     12/16/96
          12/02/96 First Union National Bank         5,100,000     12/03/96
          12/03/96 First Union National Bank         2,200,000     12/06/96
          12/04/96 Johnstown Bank & Trust            8,000,000     01/03/97
          12/04/96 First Union National Bank         7,400,000     12/13/96
          12/09/96 Fuji Bank                        18,800,000     12/10/96
          12/11/96 Bank of New York                  4,900,000     12/12/96
          12/12/96 Fuji Bank                         2,600,000     12/13/96

          Penelec continued-

          Issue
           Date    Bank                               Amount       Maturity

          12/13/96 Citibank, N.A.                  $ 8,600,000     12/19/96
          12/16/96 PNC Bank                          3,100,000     12/17/96
          12/16/96 Bank of Pennsylvania             14,000,000     01/21/97
          12/17/96 First Union National Bank           700,000     12/20/96
          12/18/96 First Union National Bank         7,000,000     12/24/96
          12/19/96 Hamilton Bank                    10,000,000     01/22/97
          12/19/96 Bank of New York                  5,000,000     12/20/96
          12/19/96 Chase Manhattan Bank              6,000,000     12/27/96
          12/20/96 Chase Manhattan Bank             13,900,000     12/30/96
          12/20/96 First Union National Bank        10,000,000     01/07/97
          12/23/96 Chase Manhattan Bank              5,800,000     12/24/96
          12/24/96 Bank of New York                  9,900,000     12/26/96
          12/26/96 First Union National Bank        15,200,000     01/09/97
          12/27/96 Bank of New York                  9,400,000     12/31/96
          12/30/96 Canadian Imperial Bank           13,200,000     01/06/97
          12/30/96 First Union National Bank        10,000,000     01/13/97
          12/31/96 Fuji Bank                        18,300,000     01/08/97


          Each  such unsecured  promissory note  bears interest  at  a rate

          (after  giving  effect  to   any  fees  or  compensating  balance

          requirements)  not  exceeding  125% of  the  greater  of  (A) the lending  bank's prime  rate for  commercial borrowings  in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%,

          as in effect at the date of borrowing.

               During the period  of October 1,  1996 through December  31,

          1996, the  Companies repaid unsecured promissory  notes issued to banks, as follows:

          GPU

          Date      Bank                                    Amount

          10/04/96 Banco Popolare Di Milano             $ 5,100,000
          10/16/96 Bank of Pennsylvania                  14,600,000
          10/17/96 United Jersey Bank, N.A.               7,700,000
          10/21/96 Johnstown Bank & Trust                 8,000,000
          10/21/96 PNC Bank                               3,800,000
          10/22/96 Chase Manhattan Bank                  10,000,000
          10/23/96 Merchants National Bank                  200,000
          10/23/96 First Union National Bank              7,600,000
          10/23/96 Merchants National Bank                  200,000

          GPU continued-

          Date      Bank                                    Amount

          10/31/96 Merchants National Bank                  400,000
          10/31/96 Banco Popolare Di Milano             $ 1,800,000
          10/31/96 Union Bank of Switzerland              5,500,000
          11/05/96 Canadian Imperial Bank                 7,600,000
          11/05/96 Banco Popolare Di Milano                 700,000
          11/05/96 First Union National Bank                200,000
          11/15/96 Chemical Bank New Jersey                 100,000
          11/15/96 Bank of Pennsylvania                  14,600,000
          11/18/96 Banco Popolare Di Milano               7,800,000
          11/27/96 Canadian Imperial Bank                 4,800,000
          11/27/96 First Union National Bank                100,000
          11/27/96 Union Bank of Switzerland              8,600,000
          12/13/96 Union Bank of Switzerland              4,700,000
          12/13/96 Merchants National Bank                  100,000
          12/19/96 Banco Popolare Di Milano               4,800,000
          12/23/96 PNC Bank                              11,900,000


          JCP&L

          Date     Bank                                     Amount

          10/04/96 United Jersey Bank, N.A.             $ 6,700,000
          10/08/96 Chemical Bank New Jersey              15,000,000
          10/08/96 Bank of New York                       2,700,000
          10/10/96 Banco Popolare Di Milano               4,700,000
          10/15/96 Chase Manhattan Bank                   8,400,000
          10/18/96 Union Bank of Switzerland              2,900,000
          10/21/96 Bank of New York                       6,200,000
          10/24/96 United Jersey Bank, N.A.               5,600,000
          10/25/96 Chase Manhattan Bank                   1,000,000
          10/30/96 Chemical Bank New Jersey              10,600,000
          11/05/96 Citibank, N.A.                         4,300,000
          11/18/96 Chemical Bank New Jersey               3,100,000
          11/22/96 First Union National Bank             14,900,000
          11/26/96 Fuji Bank                              6,600,000
          11/26/96 Chase Manhattan Bank                  24,000,000
          12/02/96 Bank of Pennsylvania                     600,000
          12/02/96 First Union National Bank             11,400,000
          12/04/96 Chase Manhattan Bank                   4,500,000
          12/06/96 Swiss Bank Corp.                       6,500,000
          12/06/96 Banco Popolare Di Milano               6,100,000
          12/09/96 Citibank, N.A.                         7,000,000
          12/09/96 Bank of New York                       8,400,000
          12/10/96 Bank of New York                      12,100,000
          12/11/96 First Union National Bank              8,300,000
          12/12/96 Bank of New York                       6,300,000
          12/13/96 Banco Popolare Di Milano               3,800,000
          12/16/96 Banco Popolare Di Milano               1,200,000
          12/17/96 PNC Bank                               7,300,000

          JCP&L continued-

          Date     Bank                                     Amount

          12/18/96 Fuji Bank                             $4,200,000
          12/18/96 Banco Popolare Di Milano               6,100,000
          12/19/96 First Union National Bank              6,300,000
          12/20/96 Bank of New York                       2,300,000
          12/23/96 Bank of New York                       7,000,000



          Met-Ed

          Date      Bank                                   Amount

          10/04/96 Bank of New York                     $11,000,000
          10/07/96 Union Bank of Switzerland              4,800,000
          10/07/96 Bank of New York                       9,300,000
          10/07/96 First Union National Bank                200,000
          10/08/96 Bank of New York                       8,600,000
          10/11/96 Bank of New York                       9,400,000
          10/15/96 Swiss Bank Corp.                      10,000,000
          10/16/96 Banco Popolare Di Milano               8,400,000
          10/21/96 Bank of New York                       9,800,000
          10/22/96 Chase Manhattan Bank                   7,400,000
          10/23/96 Bank of New York                       9,800,000
          10/24/96 Citibank, N.A.                         5,000,000
          11/06/96 Bank of New York                       9,000,000
          11/06/96 Chase Manhattan Bank                   8,200,000
          11/07/96 First Union National Bank             16,100,000
          11/19/96 First Union National Bank             14,500,000
          11/25/96 Bank of New York                       8,500,000
          12/02/96 Citibank, N.A.                         7,000,000
          12/03/96 First Union National Bank              6,900,000
          12/05/96 Merchants National Bank                  300,000
          12/05/96 Bank of New York                       8,700,000
          12/06/96 First Union National Bank              4,400,000
          12/10/96 Bank of New York                      18,400,000
          12/20/96 First Union National Bank              5,000,000
          12/24/96 First Union National Bank              7,700,000
          12/26/96 Banco Popolare Di Milano               5,700,000
          12/30/96 Chase Manhattan Bank                   2,700,000
          12/31/96 Bank of New York                       7,800,000
          12/31/96 Chase Manhattan Bank                   7,000,000


          Penelec

          Date      Bank                                    Amount

          10/01/96 Bank of New York                     $ 4,000,000
          10/02/96 Canadian Imperial Bank                 9,300,000
          10/04/96 First Union National Bank             12,100,000

          Penelec continued-

          Date      Bank                                    Amount

          10/04/96 Bank of New York                     $ 7,100,000
          10/08/96 Bank of New York                      13,400,000
          10/09/96 Chemical Bank New Jersey               5,000,000
          10/15/96 Chase Manhattan Bank                   2,300,000
          10/18/96 Union Bank of Switzerland              1,600,000
          10/18/96 Bank of New York                       1,800,000
          10/18/96 Banco Popolare Di Milano               5,800,000
          10/23/96 Bank of New York                      12,500,000
          10/28/96 Chemical Bank New Jersey               9,400,000
          10/30/96 Citibank, N.A.                         5,100,000
          11/06/96 Bank of New York                       4,600,000
          11/07/96 Chase Manhattan Bank                  13,400,000
          11/21/96 Canadian Imperial Bank                 2,900,000
          11/25/96 Bank of New York                      17,600,000
          12/02/96 Banco Popolare Di Milano               6,100,000
          12/03/96 First Union National Bank              5,100,000
          12/04/96 First Union National Bank              5,500,000
          12/05/96 Citibank, N.A.                         8,000,000
          12/06/96 First Union National Bank              2,200,000
          12/10/96 Fuji Bank                             18,800,000
          12/12/96 Bank of New York                       4,900,000
          12/13/96 Fuji Bank                              2,600,000
          12/13/96 First Union National Bank              7,400,000
          12/16/96 First Union National Bank             10,000,000
          12/16/96 Hamilton Bank                         10,000,000
          12/17/96 PNC Bank                               3,100,000
          12/19/96 Citibank, N.A.                         8,600,000
          12/20/96 First Union National Bank                700,000
          12/20/96 Bank of New York                       5,000,000
          12/24/96 First Union National Bank              7,000,000
          12/24/96 Chase Manhattan Bank                   5,800,000
          12/26/96 Bank of New York                       9,900,000
          12/27/96 Chase Manhattan Bank                   6,000,000
          12/30/96 Chase Manhattan Bank                  13,900,000
          12/31/96 Bank of New York                       9,400,000


                    To  summarize the above  transactions, at  December 31,

          1996 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



                    GPU                          $75,400,000
                    JCP&L                         31,800,000
                    Met-Ed                        50,690,000
                    Penelec                       98,700,000

                                      SIGNATURE

                   PURSUANT  TO  THE  REQUIREMENTS  OF THE  PUBLIC  UTILITY

          HOLDING COMPANY ACT  OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED  THIS  STATEMENT  TO BE  SIGNED  ON  THEIR  BEHALF BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                     GPU, INC.
                                     JERSEY CENTRAL POWER & LIGHT COMPANY
                                     METROPOLITAN EDISON COMPANY
                                     PENNSYLVANIA ELECTRIC COMPANY



                                     By: /s/ T. G. Howson
                                        T. G. Howson
                                        Vice President and Treasurer


          Date:  January 8, 1997